EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED
CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-46008, 333-66434, and 333-113692) pertaining to the 1999 Stock Incentive Plan, Form S-8 (No. 333-117003) pertaining to the Findwhat.com 2004 Stock Incentive Plan and the EMI Replacement Option Plan, Form S-3 (Nos. 333-110067, 333-102436, 333-76144, 333-115245, 333-115247, and 333-118823), and Form SB-2 (No. 333-47240) and related prospectuses of our report dated March 16, 2005, with respect to the consolidated financial statements and schedule of FindWhat.com, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Tampa, Florida
March 16, 2005